Exhibit 99.1

1400 Union Meeting Road Blue Bell, PA 19422 Phone: 215-619-2700

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253

C&D TECHNOLOGIES RETURNS TO PROFITABILITY- EARNINGS

PER SHARE $0.02 IN FIRST QUARTER

Blue Bell, PA—June 5, 2008—C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply systems, utility and other high reliability applications, today announced financial results for the fiscal 2009 first quarter ended April 30, 2008.

Results for the quarter and all comparative financial data included herein reflects the presentation of the Power Electronics Division (“PED”) and Motive Power Division (“Motive”) as discontinued operations. With these changes C&D’s continuing operations are now solely comprised of results from the Standby Power Division.

For the quarter, the Company reported net income of $577,000 or $0.02 per diluted share, compared to net income of $4.1 million or $0.13 per diluted share in the prior year’s first quarter. Results in the prior year’s first quarter included a gain of $15.2 million, $10.2 million net of minority interest, on the sale of the Company’s former Shanghai, China plant, and a loss from discontinued operations of $5.2 million or $0.11 per diluted share. There was no impact from non-recurring items or discontinued operations in this year’s first quarter.

First quarter revenues were $93.8 million, up 21% compared to $77.5 million in the prior year’s first quarter. Unit volume was up approximately 4% versus the prior year quarter, with the balance of revenue growth due to pricing. Volume growth continues to be driven by fundamental trends in enterprise data center construction, telecommunications networking and consistent strength in the utility market.

Dr. Jeffrey A. Graves, President and CEO said, “First quarter results indicate the inherent value of our business, which has been obscured over the past two years due to a combination of spiraling raw material costs and losses generated by our former Power Electronics and Motive Power divisions. With the impact of lead costs having been effectively normalized this quarter, and with roll through of cost reductions and elimination of loss making businesses, we have seen the Company return to profitability, in line with our objectives. This is an important milestone in our mission and the entire C&D team is to be commended for their hard work and determination, in making this possible.”

In the first quarter the Company’s gross profit rose more than 30 percent to $13.7 million, or 15 percent of revenues, up from 8 percent sequentially and from 13 percent in the first quarter of fiscal 2008. This improvement was driven by two factors: (1) the catch up of pricing to lead costs, which had lagged substantially throughout last year as lead prices on the LME rapidly increased; and (2) the benefits from cost reduction programs. General and administrative expenses were up $1.1 million on an absolute basis, but fell to 10.3 percent of revenues from 11.0 percent of revenues in the first quarter of 2008. Interest expense in the first quarter was $2.3 million, compared to $2.2 million in the first quarter of fiscal 2008, largely due to higher levels of borrowings on the company’s credit facility in China.

Dr. Graves continued, “Our goal remains to generate $15 million of cost reductions in fiscal 2009 through a combination of sourcing, manufacturing, design, and operational effectiveness initiatives. In the first quarter, we estimate that we achieved approximately $2.5 million toward this goal. Prior to this quarter, our cost reduction efforts were necessary to keep pace with spiraling raw material costs. Now that our underlying operations are profitable, and pricing has caught up with lead costs, we expect to see ongoing cost reduction successes directly enhance our bottom line performance. We remain confident in our ability to deliver the remaining $12.5 million of committed cost savings this year.”

Dr. Graves concluded, “While the competitive environment remains challenging, our end markets at this time remain resilient. Moreover, we believe that pricing is generally holding and that we are maintaining share in the markets where we compete, namely telecommunications, uninterrupted power supply systems and the utility markets comprising both power generation and transmission infrastructure. These are the largest markets for Standby Power products and we remain the largest provider to these markets in North America, with a steady, and in many cases, a growing market share. Our strong brand, leading North American market share, loyal customers, low-cost manufacturing platform and reputation for innovation and product quality has enabled us to emerge from a challenging time in the company’s history with a strong business model and clear path to enhanced profitability.”

Conference call:

C&D management will host a conference call to discuss these financial results on June 6, 2008 at 10 a.m. Eastern Daylight Time. Those parties interested in participating in the conference call via telephone should dial 706-679-4521 and enter conference ID number 50496283. A telephone replay of the conference call will begin immediately following the call and will be available through June 20, 2008 at midnight Eastern Daylight Time. To access the rebroadcast, please dial 800-642-1687 (706-645-9291 for international callers) and enter code 50496283. A webcast of the conference call will also be available at http://www.cdtechno.com.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit www.cdtechno.com.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company’s Securities and Exchange Commission filings (including without limitation the company’s annual report on Form 10-K for the fiscal year ended January 31, 2008, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company’s actual results to differ materially from those expressed in any forward- looking statements made herein.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three months ended April 30,
	2008	2007
NET SALES	$93,776	$77,479
COST OF SALES	80,084	67,056

GROSS PROFIT	13,692	10,423

OPERATING EXPENSES:
Selling, general and administrative expenses	9,655	8,532
Research and development expenses	1,691	1,531
Gain on sale of Shanghai, China plant	—	(15,162)

OPERATING INCOME FROM CONTINUING OPERATIONS	2,346	15,522

Interest expense, net	2,266	2,177
Other (income), net	(373)	(631)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	453	13,976
Income tax provision from continuing operations	134	94

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	319	13,882
Minority interest	(258)	4,528

NET INCOME FROM CONTINUING OPERATIONS	577	9,354

LOSS FROM DISCONTINUED OPERATIONS BEFORE INCOME TAXES	—	(3,108)
Income tax provision from discontinued operations	—	2,116

LOSS FROM DISCONTINUED OPERATIONS	—	(5,224)

NET INCOME	$577	$4,130

Income per share:
Basic:
Net income from continuing operations	$0.02	$0.36

Net loss from discontinued operations	$—	$(0.20)

Net income	$0.02	$0.16

Diluted:
Net income from continuing operations	$0.02	$0.24

Net loss from discontinued operations	$—	$(0.11)

Net income	$0.02	$0.13

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

(UNAUDITED)

	April 30, 2008	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$6,274	$6,536
Restricted cash	1,740	4,383
Accounts receivable, less allowance for doubtful accounts of $1,200 and $ 1,148	63,523	62,946
Inventories	79,495	85,832
Prepaid taxes	838	800
Other current assets	993	835
Assets held for sale	450	450

Total current assets	153,313	161,782

Property, plant and equipment, net	80,894	79,782
Deferred income taxes	32	32
Intangible and other assets, net	15,841	16,091
Goodwill	59,920	59,870

TOTAL ASSETS	$310,000	$317,557

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$5,724	$5,568
Accounts payable	41,564	51,382
Accrued liabilities	16,191	15,593
Other current liabilities	7,712	9,767

Total current liabilities	71,191	82,310

Deferred income taxes	10,147	10,020
Long-term debt	124,556	124,133
Other liabilities	19,769	20,568

Total liabilities	225,663	237,031

Minority interest	11,492	11,418

Stockholders’ equity:
Common stock, $.01 par value, 75,000,000 shares authorized; 29,081,110 and 29,081,110 shares issued, respectively	291	291
Additional paid-in capital	75,108	74,995
Treasury stock, at cost, 3,414,633 and 3,414,633 shares, respectively	(47,243)	(47,243)
Accumulated other comprehensive income	(21,223)	(24,270)
Retained earnings	65,912	65,335

Total stockholders’ equity	72,845	69,108

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$310,000	$317,557

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(UNAUDITED)

	Three months ended April 30,
	2008	2007
Cash flows from operating activities:
Net income	$577	$4,130
Net loss from discontinued operations	—	(5,224)

Net income from continuing operations	577	9,354
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Minority interest	(258)	4,528
Share-based compensation	113	110
Depreciation and amortization	3,011	2,864
Amortization of debt acquisition costs	424	386
Deferred income taxes	127	1,351
Loss (gain) on disposal of assets	6	(15,203)
Changes in assets and liabilities:
Accounts receivable	(334)	(4,519)
Inventories	6,547	(419)
Other current assets	(152)	(306)
Accounts payable	(9,164)	(2,451)
Accrued liabilities	519	959
Income taxes payable	(10)	615
Other current liabilities	(1,955)	(339)
Other liabilities	(701)	1,663
Funds provided to discontinued operations	—	(2,216)
Other long-term assets	(15)	143
Other, net	1,879	(3,762)

Net cash provided by (used in) continuing operating activities	614	(7,242)
Net cash provided by discontinued operating activities	—	1,082

Net cash provided by (used in) operating activities	614	(6,160)

Cash flows from investing activities:
Acquisition of property, plant and equipment	(3,599)	(1,549)
Proceeds from disposal of property, plant and equipment	—	1,893
Decrease in restricted cash	2,643	—

Net cash provided by (used in) continuing investing activities	(956)	344
Net cash provided by discontinued investing activities	—	39

Net cash provided by (used in) investing activities	(956)	383

Cash flows from financing activities:
Repayment of debt	(21)	—
Proceeds from new borrowings	—	7,597
(Decrease) increase in book overdrafts	58	(313)
Financing cost of long term debt	—	(781)
Purchase of treasury stock	—	(2)

Net cash provided by continuing financing activities	37	6,501
Net cash provided by discontinued financing activities	—	78

Net cash provided by financing activities	37	6,579

Effect of exchange rate changes on cash and cash equivalents	43	24

Decrease in cash and cash equivalents from continuing operations	(262)	(373)
Cash and cash equivalents, beginning of period	6,536	5,968

Cash and cash equivalents, end of period	$6,274	$5,595